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                                                                    EXHIBIT 3.1a


                              ARTICLES OF INCORPORATION



1.   The name of the Corporation is:
     ROSEDALE DECORATIVE PRODUCTS LTD.

2.   The address of the registered office:
     731 Millway Avenue
     Concord, Ontario  L4K3S8

3.   Number (or minimum and maximum number ) of directors is:
     Minimum of one and maximum of ten

4.   The first director(s) is/are:

     First name initials and surname:
     Sidney Ackerman

     Residence address, giving Street & No. or R.R. No., Municipality and Postal
     Code:
     359 Lytton Boulevard
     Toronto, Ontario  M5N 1R9

     Resident Canadian State Yes or No
     Yes

5. Restrictions, if any, on business the corporation may carry on or on powers the corporation may exercise:
     None

6. The classes and any maximum number of shares that the corporation is authorized to issue:
     The Corporation is authorized to issue an unlimited number of shares of one class designated as common shares.

7. Rights, privileges, restrictions and conditions (if any) attaching to each class of shares and directors authority with respect to any class of shares which may be issued in series:

(a) Each common share shall entitle the holder thereof to receive dividends for each financial year of the Corporation, when, as and if declared by the board of directors of the Corporation, out of the monies of the Corporation properly applicable to the payment of

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     dividends;

(b) In the event of the liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, the holders of the common shares shall be entitled to receive the remaining property of the Corporation;

(c) The holders of the common shares shall be entitled to receive notice of and to attend any meeting of the shareholders of the Corporation and shall be entitled to one (1) vote in respect of each common share held at all meetings of the shareholders of the Corporation.

8. The issue, transfer or ownership of shares is/is not restricted and the restrictions (if any) are as follows:

     the right to transfer shares of the Corporation shall be restricted in that no share shall be transferred without the previous consent of the board of directors of the Corporation, to be signified by a resolution passed by the board or an instrument or instruments in writing signed by all of the directors.

9.   Other provisions, if any, are:

(a) The number of shareholders of the Corporation, exclusive of persons who are in its employment and exclusive of persons who, having been formerly in the employment of the Corporation, were, while in that employment, and have continued after the termination of that employment to be shareholders of the Corporation, is limited to not more than 50, 2 or more persons who are the joint registered owners of 1 or more shares being counted as 1 shareholder.

(b) Any invitation to the public to subscribe for securities of the Corporation is prohibited.

(c) The directors of the Corporation may, without authorization of the shareholders:

     (1)  borrow money on the credit of the Corporation;

     (2) issue, reissue, sell or pledge bonds, debentures, notes or other evidences of indebtedness or guarantees of the Corporation whether secured or unsecured;

     (3) to the extent permitted by the Act, give directly or indirectly financial assistance to any person by means of a loan, guarantee on behalf of the Corporation to secure performance of any present or future indebtedness, liability or obligation of any person, or otherwise; and

     (4) mortgage, hypothecate, pledge or otherwise create a security interest in all or any currently owned or subsequently acquired real or personal, movable or immovable, property of the Corporation including book debts, rights, powers, franchises and

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          undertakings to secure any such bonds, debentures, notes or other evidences of indebtedness or guarantee or any other present or future indebtedness, liability or obligation of the Corporation.

     The board of directors may from time to time delegate to a committee of the board of directors, a director or an officer of the Corporation or any other person designated by the board of directors or by the Act to such extent and in such manner as the board of directors may determine at the time of the delegation.

10. The names and addresses of the incorporators are first name, initials and surname or corporate name:
     Sidney Ackerman

     Full residence address or address of registered office or of principal place of business giving street & No. or R.R. No., municipality and postal code:
     359 Lytton Boulevard
     Toronto, Ontario  M5N 1R9

     /S/  Sidney Ackerman
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     Sidney Ackerman
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